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                                                                  Exhibit 3.3(b)

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
                      EMMET, MARVIN & MARTIN, LLP
                          COUNSELLORS AT LAW

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                                                              177 MADISON AVENUE
WRITER'S DIRECT DIAL         120 BROADWAY                 MORRISTOWN, NEW JERSEY 07960
                       NEW YORK, NEW YORK 10271                (973) 538-5600
                                                              FAX: (973) 538-6448
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                                                                    -------
                           (212) 238-3000
                                                           1351 WASHINGTON BOULEVARD
                              -------                              2ND FLOOR
                                                         STAMFORD, CONNECTICUT 06902-4543
                         FAX: (212) 238-3100                     (203) 425-1400
                      http://www.emmetmarvin.com               FAX: (203) 425-1410
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                                December 29, 2004

Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532

The Bank of New York
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

Ladies and Gentlemen:

      We are acting as special New York tax counsel for purposes of determining the applicability of certain New York taxes in connection with that certain Reference Trust Agreement (the "Trust Agreement") dated as of today's date between Claymore Securities, Inc. as Depositor (the "Depositor") and The Bank of New York, as Trustee (the "Trustee"), establishing Claymore Securities Defined Portfolios, Series 202, IQ/Claymore New York Municipal Portfolio (2015-2020), Series 3 (the "Trust") and the execution by the Trustee under the Trust Agreement, of receipts for units evidencing ownership of all of the units of fractional undivided interest (such receipts for units and such aggregate units being herein respectively called "Receipts for Units" and "Units") in the Trust, as set forth in the prospectus, (the "Prospectus") included in the registration statement on Form S-6, as amended to the date hereof (the "Registration Statement"), relating to the Trust. For purposes of this opinion, it is assumed that the Trust will hold certain debt obligations (the "Debt Obligations"), the interest on which is excluded from gross income under the Internal Revenue Code of 1986 (the "Code"). The Debt Obligations held by the Trust shall be referred to as the "Securities." It is noted that no opinion is expressed herein with regard to the federal tax aspects of the Securities, the Trust, the Units or any interest, gains or losses in respect thereof.

      The Trustee did not participate in the selection of the Securities to be deposited in the Trust, and, upon the receipt thereof, will cause the number of Units representing the


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entire capital of the Trust to be deposited in the Depositor's account at The
Depository Trust Company, as more fully set forth in the Prospectus. The Units, which are represented by book entry positions, will be offered to the public upon the effectiveness of the Registration Statement.

      The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by the Trust and with the proceeds from the disposition of securities held in the Trust and the distribution of such payments and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Units representing an interest in the Trust and administer the redemption of Units by such registered holders and may perform certain administrative functions with respect to an automatic reinvestment option.

      Generally, Securities held in the Trust may be removed therefrom by the Trustee at the direction of the Depositor upon the occurrence of certain specified events which adversely affect the sound investment character of the Trust, such as default by the issuer in payment of declared dividends or of interest or principal on one or more of its debt obligations.

      Prior to the termination of the Trust, the Trustee is empowered to sell Securities designated by the Depositor only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Trust, and under no circumstances may the proceeds of sale of any Securities held by the Trust be used to purchase new Securities to be held therein.

      Article 9-A of the New York Tax Law imposes a franchise tax on business corporations. For purposes of that Article, Section 208.l(d) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."

            The Regulations promulgated under Section 208 provide as follows:

            (b) The term CORPORATION includes... any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument.

                                      ...

            (2) A business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument includes, but is not limited to, an association commonly referred to as a business trust or Massachusetts trust. In determining whether a trustee or


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            trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under Article 9 A of the Tax Law. The mere investment of funds and the collection of income therefrom with incidental replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1 2.5(b).

      New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax, Burrell v. Lynch, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept,
1948), order resettled, 274 A.D. 1073, 85 N.Y.S.2d 703 (3rd Dept. 1949).

      In an opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen, Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax. See also Fibreboard Asbestos Compensation Trust (Advisory Opinion) Commission of Taxation and Finance, TSB A 97(3)C and TSB A 97(1)I, January 21, 1997.

      In the instant situation, the Trustee is not empowered to, and we assume will not, sell Securities contained in the corpus of the Trust and reinvest the proceeds therefrom. Further, the power to sell such Securities is limited to circumstances in which the creditworthiness or soundness of the issuer of such Security is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Trust liquidated subsequent to the termination of the Trust. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Trust.

      Under Subpart E of Part I, Subchapter J of Chapter 1 of the Code the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this federal tax rule applies, the income attributed to the grantor will also be income to him for New York income tax purposes. See TSB M 78(9)C, New York Department of Taxation and Finance, June 23, 1978.

      By letter dated today, Chapman and Cutler LLP rendered its opinion that each Unit holder will be considered as owning a share of each asset of each of the Trust in the proportion that the number of Units held by such holder bears to the total number of


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Units outstanding and the income of such Trust will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

      The Trust will be investing in obligations issued by New York State, a political subdivision thereof, Puerto Rico, the Virgin Islands, Guam, the Northern Mariana Islands, or other possessions of the United States within the meaning of Section 103(c) of the Code ("New York Obligations").

      The New York State personal income tax (New York Tax Law Article 22) and the New York City personal income tax (New York City Administrative Code
Article 11, Chapter 17) both begin their tax computations with federal adjusted gross income. New York Tax Law Section 612(b)(1) (the language of New York City Administrative Code Section 11-1712(b)(1) is virtually identical) provides that when computing New York adjusted gross income, a taxpayer shall add to federal adjusted gross income "interest income on obligations of any state other than this state."

      We have not examined the New York Obligations. We express no opinion as to the qualification of the obligations under Code Section 103 or the qualification of the interest on the obligations as tax exempt under the New York State or New York City personal income tax if paid directly to a Unit holder. We express no opinion as to whether amounts paid under the insurance policies representing maturing interest on defaulted New York Obligations held by the Trustee in the Trust will be excludable from income under Section 103 of the Code.

      Based on the foregoing and on the opinion of Chapman and Cutler LLP, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

            1. The Trust will not constitute an association taxable as a corporation under New York law, and, accordingly, the Trust will not be subject to tax on its income under the New York State franchise tax or the New York City general corporation tax.

            2. Interest on the New York Obligations, which would be exempt from New York State or New York City personal income tax if directly received by a Unit holder, will retain its status as tax-exempt interest when received by the Trust and distributed to such Unit holder.

            3. Interest (less amortizable premium, if any) derived from the Trust by a resident of New York State (or New York City) in respect of obligations issued by states other than New York (or their political subdivisions) will be subject to New York State (or New York City) personal income tax.


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            4.  A Unit holder who is a resident of New York State (or New
                York City) will be subject to New York State (or New York
                City) personal income tax with respect to gains realized when New York Obligations held in the Trust are sold, redeemed or paid at maturity or when the Unit holder's Units are sold or redeemed; such gain will equal the proceeds of sale, redemption or payment (adjusted, where applicable, to reflect any amounts representing accrued interest) less the tax basis of the New York Obligation or Unit.

            5. Interest or gain from the Trust derived by a Unit holder who is not a resident of New York State (or New York City) and who does not use the Units as property employed in a business, trade, profession or occupation carried on in New York State (or New York City) will not be subject to New York State (or New York City) personal income tax.

            6. In the case of the Trust, amounts paid under the insurance policies representing maturing interest on defaulted New York Obligations held by the Trustee in the Trust will be excludable from New York State and New York City income if, and to the same extent as, such interest would have been excludable if paid by the respective issuer, and if and to the same extent such payments are excludible from income under Section 103 of the Code.

            7. If borrowed funds are used to purchase Units in the Trust, special rules apply and all (or part) of the interest on such indebtedness may not be deductible for New York State and New York City tax purposes. The purchase of Units may be considered to have been made with borrowed funds even though such funds are not directly traceable to the purchase of Units in the Trust.

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                          Very truly yours,

                                          /s/ Emmet, Marvin & Martin LLP



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